Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Email:audit@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated December 12, 2025, in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Republic Power Group Limited and its subsidiaries (collectively, the “Company”) as of June 30, 2025 and 2024, the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-years period ended June 30, 2025, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statements.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

January 22, 2026